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                                                                     EXHIBIT 2.1
                         AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is entered into as of July 10, 1998 by and among Visio Corporation, a Washington corporation ("Buyer"), VMS-1, Inc., a Delaware corporation and wholly owned subsidiary of Buyer ("Merger Sub"), Kaspia Systems, Inc., a Delaware corporation ("Seller"), and Jeff Erwin and David Davies (the "Significant Stockholders").

                                   RECITALS

     A. Seller, the Significant Stockholders, Buyer and Merger Sub believe it advisable and in their respective best interests to effect a merger of Seller and Merger Sub pursuant to this Agreement (the "Merger").

     B. The Boards of Directors of Buyer and of Merger Sub and the sole stockholder of Merger Sub each have approved the Merger in accordance with applicable law.

     C. The Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1) of the Internal Revenue Service Code of 1986, as amended (the "Code"), and as a "pooling of interests" for accounting purposes.

                                   AGREEMENT

     In consideration of the terms hereof, the parties hereto agree as follows:

                            ARTICLE I - THE MERGER

1.1  MERGER

     Upon the terms and subject to the conditions hereof, (a) at the Effective Time (as defined in Section 1.3) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into Seller (Seller is sometimes referred to herein as the "Surviving Corporation") and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the laws of the State of Delaware and other applicable law.

1.2  THE CLOSING

     The closing of the Merger pursuant to this Agreement (the "Closing") shall take place on July 10, 1998 or on the earliest business date thereafter on which all the conditions to the Closing set forth in Articles V and VI are satisfied (the "Closing Date") at 9:00 a.m. local time at the offices of Perkins Coie LLP 1201 Third Avenue, 46th Floor, Seattle, Washington, or at such other place, time and location as Buyer and Seller shall
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agree. At the Closing, each of the parties hereto shall deliver all such documents, instruments, certificates and other items as may be required under this Agreement or the Operative Documents (as defined in Section 2.3(b)) or otherwise.

1.3  EFFECTIVE DATE AND TIME

     On the Closing Date and subject to the terms and conditions hereof, a certificate of merger (the "Certificate of Merger") complying with the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), substantially in the form attached hereto as Exhibit 1.3, and in such form and executed in such manner as required by Delaware Law, shall be delivered for filing to the Secretary of State of the State of Delaware (the "Delaware Secretary of State"). The Merger shall become effective on the date (the "Effective Date") and at the time (the "Effective Time") of filing of the Certificate of Merger or at such other time as may be specified in the Certificate of Merger as filed. If the Delaware Secretary of State requires any changes in the Certificate of Merger as a condition to its filing or to issuing a certificate to the effect that the Merger is effective, Buyer, Merger Sub, Seller and the Significant Stockholders will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

1.4  CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

     At the Effective Time, the Certificate of Incorporation of Merger Sub shall be in the form attached hereto as Exhibit 1.4 and shall be the Certificate of Incorporation of the Surviving Corporation. Thereafter, the Certificate of Incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Delaware Law.

1.5  BYLAWS OF SURVIVING CORPORATION

     At the Effective Time, the Bylaws of Merger Sub shall be in the form attached hereto as Exhibit 1.5 and shall be the Bylaws of the Surviving Corporation. Thereafter, the Bylaws of the Surviving Corporation may be amended in accordance with their terms, the Certificate of Incorporation of the Surviving Corporation and as provided by Delaware Law.

1.6  DIRECTORS AND OFFICERS

     At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation, and the officers of Merger Sub shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Certificate of Incorporation and Bylaws of the Surviving Corporation.

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1.7  MERGER CONSIDERATION

     1.7.1  CONVERSION OF SHARES

     At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

     (a) All shares of any class of capital stock of Seller held by Seller as treasury shares or otherwise will be canceled.

     (b) Subject to Section 1.7.2, each share of common stock, $.001 par value per share (the "Seller Common Stock") (including each share of Seller Common Stock issued upon conversion of Seller's Series A Preferred Stock, $.001 par value per share (the "Series A Stock")), and each share of Series B Preferred Stock, $.001 par value per share (the "Series B Stock") (including each share of Series B Stock issued upon the exercise immediately prior to the Effective Time of the Warrants (as defined in Section 2.5(b))) (the "Series B Stock," and together with the Seller Common Stock, the "Seller Capital Stock"), of Seller issued and outstanding immediately prior to the Effective Time (other than shares of Seller Capital Stock as to which dissenters' rights of appraisal have been exercised under Delaware Law) shall be converted into the right to receive from Buyer that number of whole shares of Buyer's common stock, $.01 par value per share ("Buyer Common Stock"), as determined below.

          (1) Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from Buyer that number of shares of Buyer Common Stock equal to the quotient obtained by dividing (A) 491,702 shares (the "Buyer Base Shares") minus the Liquidation Preference Shares (as defined below) by (B) the sum of (i) the outstanding shares of Seller Capital Stock plus (ii) that number of shares of Seller Capital Stock issuable upon exercise of all outstanding options and warrants to acquire shares of Seller Capital Stock (assuming in the case of clauses (A) and (B) that any and all shares of Series A Stock that may be issued and outstanding or issuable have been converted into shares of Seller Common Stock) with any fractional shares rounded up to the nearest whole number (the quotient so derived being referred to herein as the "Common Exchange Ratio").

          (2) Each share of Series B Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from Buyer that number of shares of Buyer Common Stock equal to (A) the product obtained by multiplying 1.5 by the Common Exchange Ratio, plus (B) the quotient obtained by dividing (i) the Liquidation Preference Shares by (ii) the total number of outstanding shares of Series B Stock, including each share of Series B Stock obtained upon the exercise immediately prior to the Effective Time of the Warrants with any fractional shares rounded up to the nearest whole number.

                                      -3-
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          (3)  "Liquidation Preference Shares" shall mean the quotient obtained by dividing (A) the product obtained by multiplying (i) the Liquidation Preference Amount by (ii) the total number of outstanding shares of Series B Stock, including each share of Series B Stock obtained upon the exercise immediately prior to the Effective Time of the Warrants, by (B) the Average Closing Price (as defined in Section 1.7.2). "Liquidation Preference Amount" shall mean the liquidation preference set forth with respect to the Series B Stock in Seller's Amended and Restated Certificate of Incorporation ($1.35 per share).

          (4)  The shares of Buyer Common Stock issued pursuant to this Section
1.7.1 are referred to herein as the "Merger Consideration."

     1.7.2  ADJUSTMENT OF BUYER BASE SHARES

     (a) The number of Buyer Base Shares issuable pursuant to Section 1.7.1 (and the Merger Consideration) is subject to adjustment as follows:

          (i) if the product obtained by multiplying 491,702 by the average of the daily average prices of Buyer Common Stock as reported by the Nasdaq National Market for the five (5) consecutive trading days immediately prior to the Closing Date (the "Average Closing Price") is equal to or greater than Twenty Three Million Four Hundred Fifty Six Thousand Dollars ($23,456,000), then the number of Buyer Base Shares shall be adjusted to equal the quotient obtained by dividing Twenty-Three Million Four Hundred Fifty Six Thousand Dollars ($23,456,000) by the Average Closing Price;

          (ii) if the product obtained by multiplying 491,702 by the Average Closing Price is equal to or less than Twenty One Million Four Hundred Fifty Six Thousand Dollars ($21,456,000), then the number of Buyer Base Shares shall be adjusted to equal the quotient obtained by dividing Twenty One Million Four Hundred Fifty Six Thousand Dollars ($21,456,000) by the Average Closing Price; and

          (iii) if Seller's Actual Net Equity (as defined and calculated in accordance with Section 1.7.3) as of the Closing Date exceeds a deficit of $1,075,000 (the "Equity Deficit Amount"), then the number of Buyer Base Shares shall be reduced by an amount equal to (A) the difference between the Seller's Actual Net Equity as disclosed on the Closing Balance Sheet (as defined in
Section 1.7.3(a)) and the Equity Deficit Amount (such difference, the "Closing Adjustment"), divided by (B) the Average Closing Price.

     1.7.3 CLOSING ADJUSTMENT

     (a) "Actual Net Equity" shall mean Seller's total assets less Seller's total liabilities (for purposes of this definition, Seller's total liabilities shall exclude redeemable

                                      -4-
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preferred stock), determined in conformity with United States generally accepted accounting principles ("GAAP") and in a manner consistent with that used to prepare the Seller Financial Statements (as defined in Section 2.7). It is expressly acknowledged that the fees of Vrolyk & Co., as well as all fees of Seller in connection with this transaction, shall be included in the determination of Actual Net Equity. No later than two (2) business days prior to the Closing Date, Seller shall prepare and deliver to Buyer (i) a balance sheet dated as of June 30, 1998, prepared in a manner consistent with that used to prepare the Seller Financial Statements and audited by KPMG Peat Marwick LLP and
(ii) a balance sheet dated as of two (2) days prior to the Closing Date, prepared in a manner consistent with that used to prepare the Seller Financial Statements (the "Closing Balance Sheet").

     (b) In the event that Buyer shall dispute the Closing Balance Sheet, Buyer may, within thirty (30) days after the Closing Date, engage a nationally recognized firm of certified public accountants (the "Independent Expert") selected by Buyer and reasonably acceptable to the Stockholder Representative (as defined below). The costs and expenses of such Independent Expert shall be borne by Buyer; provided, however, that should the Independent Expert determine that there exists a discrepancy between the Closing Balance Sheet and the Final Balance Sheet (as defined below) in excess of $50,000 (a "Discrepancy"), and, as a result, the sum of (i) the dollar value of the Discrepancy, (ii) the cost and expenses of the Independent Expert, and (iii) the Actual Net Equity shall exceed the Equity Deficit Amount, the costs of such audit shall be borne by the stockholders of Seller (the "Stockholders") (with such cost, if any, borne by the Stockholders considered a Loss for purposes of Article VIII). The Independent Expert shall perform an audit of the Closing Balance Sheet and shall deliver its audited Closing Balance Sheet (the "Final Balance Sheet") to Buyer and the representative for the Stockholders appointed by the Stockholders in the Investor Rights Agreement (as defined in Section 5.17) (the "Stockholder Representative") no later than thirty (30) days following appointment. The decision of the Independent Expert shall be final and binding upon the parties.

     (c) In the event that the Final Balance Sheet reflects an Actual Net Equity deficit that is greater than that reflected on the Closing Balance Sheet (an "Understatement"), the amount of such Understatement shall be deemed to constitute a Loss (as defined in Section 8.2) for purposes of Article VIII, and Buyer shall be entitled to recover from the Escrowed Shares (as defined in Section 1.7.4) that number of Escrowed Shares determined by dividing such Understatement by the Average Closing Price, in accordance with the Escrow Agreement (as defined in Section 1.7.4).

     1.7.4 ESCROWED SHARES

     (a) At the Closing, ten percent (10%) of the shares received as part of the Merger Consideration (the "Escrowed Shares") shall be deposited in escrow with

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ChaseMellon Shareholder Services L.L.C., as escrow agent, or such other party as may be agreed upon prior to the Closing (the "Escrow Agent"), to be held and administered in accordance with an Escrow Agreement in substantially the form attached hereto as Exhibit 1.7 (the "Escrow Agreement") for the purpose of securing the indemnification obligations pursuant to Article VIII and the obligations with respect to any Understatement calculated pursuant to Section 1.7.3(c). The Escrowed Shares shall be deducted pro rata from that portion of the Merger Consideration, as adjusted, otherwise issuable to each of the Stockholders. Fractional shares of Buyer Common Stock shall not be deposited in escrow. In lieu thereof, each Stockholder shall round up such fractional share to the nearest whole number and deposit in escrow a full share of Buyer Common Stock for such fractional share. The Escrowed Shares shall be registered in the name of the respective Stockholders and shall be accompanied by stock powers endorsed in blank.

     (b) At the termination of the Survival Period (as defined in Section 8.1), any Escrowed Shares that are not required to reimburse Buyer for any Loss which constitutes an indemnifiable claim under Article VIII or an Understatement under
Section 1.7.3(c), or that are not pending determination as an indemnifiable claim, shall be returned by the Escrow Agent to the Stockholders, pro rata, in the same proportion as originally deducted from the portion of the Merger Consideration otherwise issuable to each Stockholder. Any Escrowed Shares returned to Buyer hereunder shall be treated, to the extent permitted by law, by the Stockholders and by Buyer as a purchase price adjustment.

     (c) Notwithstanding the escrow of the Escrowed Shares, dividends or other distributions declared and paid on such shares shall continue to be paid by Buyer to the Stockholders and all voting rights with respect to such shares shall inure to the benefit of and be enjoyed by the Stockholders. Any securities received by the Escrow Agent in respect of any Escrowed Shares held in escrow as a result of any stock split or combination of shares of Buyer Common Stock, payment of a stock dividend or other stock distribution in or on shares of Buyer Common Stock, or change of Buyer Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of Buyer, or otherwise, shall be held by the Escrow Agent as, and shall be included within the definition of, Escrowed Shares.

     1.7.5  STOCK OPTIONS

     At the Effective Time, (i) each outstanding option to purchase Seller Common Stock (each, an "Option") issued pursuant to Seller's Amended and Restated 1996 Stock Option Plan (the "Option Plan"), whether vested or unvested, shall be assumed by Buyer and shall constitute an option (an "Assumed Option") to acquire, on the same terms and conditions as were applicable under such Option prior to the Effective Time, that number of shares of Buyer Common Stock (rounded down to the nearest whole number) determined by multiplying (A) the Common Exchange Ratio by (B) the number of shares

                                      -6-
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of Seller Common Stock then subject to purchase pursuant to such Option, at a price per share (rounded up to the nearest $.001) equal to the aggregate exercise price for the shares of Seller Common Stock then subject to purchase pursuant to such Option, divided by the number of full shares of Buyer Common Stock deemed to be purchasable pursuant to such Assumed Option; provided, however, that, with respect to an Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or 423 of the Code (a "qualified stock option"), in no event shall the terms of any Assumed Option give the holder of a qualified stock option additional benefits that he or she did not have under such qualified stock option, (ii) any references in each such Assumed Option to Seller shall be deemed to refer to Buyer, where appropriate, and (iii) Buyer shall assume the Option Plan and any references in the Option Plan to Seller shall be deemed to refer to Buyer, where appropriate. To the extent necessary to register such shares, Buyer shall file on or prior to the date that is thirty (30) days after the Closing Date, and maintain the effectiveness of, a registration statement or registration statements on Form S-8 with respect to the shares of Seller Common Stock subject to such Assumed Options for so long as such Assumed Options remain outstanding. Buyer shall use reasonable efforts to take such actions as are necessary for the conversion of the Assumed Options pursuant to this Section 1.7.5, including the reservation, issuance and listing of shares of Buyer Common Stock as are necessary to effectuate the transaction contemplated by this Section 1.7.5.

     1.7.6  CONVERSION OF MERGER SUB STOCK

     At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of capital stock of Merger Sub will be converted into one share of common stock, $.001 par value, of the Surviving Corporation.

     1.7.7  DISSENTING SHARES

     Any issued and outstanding shares of Seller Capital Stock held by any Stockholder who, in accordance with Delaware Law, dissents from the Merger (a "Dissenting Stockholder") and perfects his, her or its appraisal rights with respect to such shares ("Dissenting Shares") shall not be converted or canceled as described elsewhere in this Section 1.7 but instead shall become the right to receive from the Surviving Corporation such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Delaware Law; provided, however, that Dissenting Shares outstanding at the Effective Time and held by a Dissenting Stockholder who shall after the Effective Time withdraw such Dissenting Stockholder's demand for appraisal or lose such Dissenting Stockholder's right of appraisal as provided by Delaware Law shall be deemed to be converted as of the Effective Time into the right to receive the consideration that would otherwise have been payable in respect thereof if no dissent had been made.

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     1.7.8  EXCHANGE OF CERTIFICATES; NO FRACTIONAL SHARES

     Promptly after the Effective Time, Buyer will make available to all Stockholders, and such Stockholders will be entitled to receive, upon surrender to Buyer of one or more certificates representing shares of Seller Capital Stock for cancellation, a certificate representing the aggregate number of shares of Buyer Common Stock that such Stockholder is entitled to receive pursuant to
Section 1.7.1; provided, however, that the certificates representing the Escrowed Shares shall be deposited with the Escrow Agent in accordance with the Escrow Agreement. No fractional shares of Buyer Common Stock will be issued. The aggregate number of shares of Buyer Common Stock a Stockholder is entitled to receive shall be rounded to the nearest whole number, with .5 being rounded up. The shares of Buyer Common Stock that the Stockholders are entitled to receive pursuant to the Merger will be deemed to have been issued at the Effective Date. No interest will accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate or certificates representing shares of Seller Capital Stock surrendered in exchange therefor is registered, it will be a condition to such exchange that the person requesting such exchange will pay to Buyer any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate or certificates so surrendered, or will establish to the satisfaction of Buyer that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither Buyer nor any other party hereto will be liable to a holder of shares of Seller Capital Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

     1.7.9  NO FURTHER TRANSFERS

     From and after the Effective Time, there will be no further transfers of any shares of Seller Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Seller Capital Stock are presented to the Surviving Corporation for transfer, they will be canceled and exchanged in accordance with this Section 1.7.

1.8  TRANSFER TAXES

     The Stockholders shall pay all transfer, documentary, sales, use, stamp, registration and other similar taxes and fees (including any penalties and interest) incurred in connection with such taxes.

                  ARTICLE II - REPRESENTATIONS AND WARRANTIES
                    OF SELLER AND SIGNIFICANT STOCKHOLDERS

     To induce Buyer and Merger Sub to enter into and perform this Agreement and except as set forth in the Disclosure Memorandum executed concurrently herewith and

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attached hereto and made a part hereof (the "Disclosure Memorandum"), which will specifically identify or cross-reference the paragraph or paragraphs of this
Article II to which the exceptions therein relate, and which will constitute in its entirety a representation and warranty under this Article II, Seller and the Significant Stockholders jointly and severally represent and warrant to Buyer and Merger Sub as of the date of this Agreement as follows in this Article II. For purposes of this Article II, unless the context otherwise requires, references to Seller will be deemed to include Seller and all predecessors of Seller.

2.1  ORGANIZATION AND GOOD STANDING

     Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which Seller's operations or ownership of property makes such qualification necessary, except as would not have a Seller Adverse Effect (as defined in Section 5.7).

2.2  SUBSIDIARIES AND AFFILIATES

     Seller does not own or control, and has not in the past owned or controlled, directly or indirectly, any corporation, partnership, limited liability company or other business entity. Seller does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

2.3  ENFORCEABILITY

     (a) Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the agreements, certificates, instruments and documents executed or delivered pursuant to the terms of this Agreement. All corporate action on the part of Seller necessary for the due authorization, execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the performance of all of Seller's obligations hereunder, has been taken by Seller or will be taken by Seller prior to the Closing. This Agreement has been duly authorized, executed and delivered by Seller. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     (b) Each Significant Stockholder has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the agreements, certificates, instruments and documents executed or delivered pursuant to the terms of this Agreement, including, without limitation and as applicable, the Escrow

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Agreement, the Employment Agreement (as defined in Section 5.14), the
Noncompetition Agreement (as defined in Section 5.15), the Proprietary Information Agreement (as defined in Section 5.16) and the Investor Rights Agreement (collectively, the "Operative Documents") to which he, she or it is a party. All action on the part of such Significant Stockholder necessary for the due authorization, execution, delivery and performance of this Agreement and the Operative Documents to which he is a party, the consummation of the transactions contemplated hereby and thereby, and the performance of all of such Significant Stockholder's obligations hereunder and thereunder has been taken by such Significant Stockholder or will be taken by such Significant Stockholder prior to the Closing. This Agreement has been, and the Operative Documents to which such Significant Stockholder is a party will be, duly authorized, executed and delivered by such Significant Stockholder. This Agreement is, and each of the Operative Documents to which such Significant Stockholder is a party will be, a legal, valid and binding obligation of such Significant Stockholder, enforceable against such Significant Stockholder in accordance with their respective terms.

2.4  NO APPROVALS; NO CONFLICTS

     2.4.1  SELLER

     The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time or both) of any provision of any domestic or foreign law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to Seller, (b) require any consent, approval or authorization of any person, corporation, partnership, domestic or foreign governmental authority or other organization or entity (a "Person"), other than compliance with applicable securities laws and the filing of documents necessary to consummate the Merger with the Delaware Secretary of State, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel any material agreement, lease, note or other restriction, Encumbrance (as defined below), obligation or liability to which Seller is a party or by which Seller is bound or to which any of its assets are subject, (d) result in the creation of any lien, encumbrance, adverse claim, mortgage, pledge, deed of trust, security interest, charge, restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right, option or other adverse claim or interest of any kind ("Encumbrance") upon any of Seller's assets or upon any shares of Seller Capital Stock or other securities of Seller, (e) invalidate or materially adversely affect any permit, license, authorization or status used in Seller's business, or (f) conflict with or result in a breach of or constitute a default under any provision of Seller's charter documents or bylaws.

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     2.4.2  SIGNIFICANT STOCKHOLDERS

     The execution, delivery and performance by each Significant Stockholder of this Agreement and the Operative Documents to which he is a party and the consummation of the transactions contemplated hereby and thereby will not (a) constitute a violation by such Significant Stockholder (with or without the giving of notice or lapse of time, or both) of any provisions of law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to such Significant Stockholder, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, other than compliance with applicable securities laws and the filing of all documents necessary to consummate the Merger with the Delaware Secretary of State, (c) result in the creation of any Encumbrance upon the shares of Seller Capital Stock owned by such Significant Stockholder, or (d) conflict with or result in a breach of or constitute a default under any provision of Seller's charter documents or bylaws.

2.5  CAPITALIZATION

     (a) The authorized capital stock of Seller consists solely of 17,000,000 shares of Seller Common Stock, of which 6,083,263 shares are issued and outstanding (inclusive of 330,435 shares issued to UB Networks, Inc. (now Newbridge Networks, Inc.) exercisable immediately prior to the Closing of the Merger automatically pursuant to an option agreement), and 8,000,000 shares of preferred stock, $.001 par value per share (the "Seller Preferred Stock"), of which 2,000,000 shares are designated as Series A Stock and 3,000,000 shares are designated as Series B Stock. Of the Seller Preferred Stock, 1,996,047 shares of Series A Stock and 2,370,369 shares of Series B Stock are issued and outstanding. All of the outstanding shares of Series A Stock will be converted prior to the Effective Time. The shares of Series A Stock and Series B Stock are convertible into 2,994,070 (rounding down) and 3,555,553 (rounding down) shares of Seller Common Stock, respectively. The shares of Seller Capital Stock are held of record as set forth in the Disclosure Memorandum. The shares of Seller Capital Stock are duly authorized, validly issued, fully paid and nonassessable.

     (b) There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character that obligate or may obligate Seller to issue any additional shares of capital stock or any securities convertible into or evidencing the right to subscribe for any shares of capital stock of Seller, except (i) Seller Preferred Stock convertible into 6,549,623 (rounding down) shares of Seller Common Stock, (ii) Options (excluding the 330,435 options exercisable by UB Networks, Inc. (as set forth above in Section 2.5(a)) representing in the aggregate the right to purchase up to 1,044,997 (rounding down) shares of Seller Common Stock, and (iii) warrants representing in the aggregate the right to purchase up to 95,814 shares of Series B Stock ("Warrants"), all of which Warrants will be exercised prior to the Effective Time. The shares of Series B Stock issuable upon exercise of the Warrants are convertible into 143,721 shares of Seller Common Stock. The Disclosure Memorandum sets forth the number of Options and Warrants outstanding, the grant dates, number of vested shares and exercise prices thereof (in each case, as applicable), and the identities of the holders thereof. No Person other than the Stockholders holds any interest in any of the securities of Seller.

     (c) Seller is not a party or subject to any agreement or understanding, and, to the knowledge of Seller and each Significant Stockholder, (i) there is no agreement or understanding between any Persons (including any Stockholders) that affects or relates to the voting or giving of written consents with respect to any securities of Seller or that relates to the right to transfer or otherwise dispose of such securities (including any rights of refusal, repurchase or co-sale), (ii) no Stockholder or any affiliate thereof is indebted to Seller, (iii) Seller is not indebted to any of its Stockholders or any affiliate thereof, and (iv) Seller is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities that may hereinafter be issued.

2.6  ABSENCE OF CERTAIN CHANGES OR EVENTS

     Since May 26, 1998, Seller has not (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment (other than this Agreement) other than in the ordinary course of business, consistent with past practice, (b) encumbered or disposed of any properties or assets, except in the ordinary course of business, consistent with past practice, (c) changed the compensation or terms of employment provided to the officers or employees of Seller earning more than $10,000 per annum, (d) disposed of or permitted to lapse any rights to the use of any material trademark, service mark, trade name, patent, copyright or other intellectual property right, (e) made any change in any method of accounting or accounting practice, (f) borrowed or agreed to borrow any funds, incurred or become subject to, whether directly or by way of assumption or guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) in excess of $25,000, except liabilities and obligations incurred in the ordinary course of business and consistent with past practice, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves, or (g) experienced any Seller Adverse Effect.

2.7  FINANCIAL STATEMENTS

     Seller has delivered to Buyer the audited balance sheets and statements of income and cash flows for Seller at and for the fiscal years ended December 31, 1995, 1996 and 1997 and Seller's audited and unaudited balance sheets and unaudited statement of income and cash flows for the six-month period ended June 30, 1998 (collectively, the "Seller Financial Statements"). The audited Seller Financial Statements have been prepared in conformity with GAAP on a basis consistent with prior accounting periods, and present fairly Seller's financial position, results of operations and changes in financial position at the dates and for the periods indicated. The unaudited Seller Financial Statements have been prepared by Seller's management on a basis consistent with prior accounting periods, and present fairly Seller's financial position, results of operations and changes in financial position at the dates and for the periods indicated. Seller has no liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the June 30, 1998 audited balance sheet (the "Seller Balance Sheet") and statement of income, except (a) liabilities, obligations, claims or assessments incurred since the date of the Seller Balance Sheet that have been disclosed to Buyer in writing or (b) liabilities, obligations, claims or assessments incurred in the ordinary course of business.

2.8  CUSTOMERS AND SUPPLIERS

     2.8.1  CUSTOMERS

     The Disclosure Memorandum sets forth a complete and accurate list of customers accounting for 10% or more of Seller's revenues during each of the past two fiscal years and the six months ended June 30, 1998, showing the approximate total revenues from each such customer during such periods. Seller has not received any notice from its customers that would cause it or the Significant Stockholders in its or their reasonable judgment to expect any material modification to the relationship with any of Seller's customers named in the Disclosure Memorandum.

     2.8.2  SUPPLIERS

     The Disclosure Memorandum sets forth a complete and accurate list of Seller's suppliers from whom Seller purchased goods or services representing more than 10% of the total expenses (including payroll expenses) of Seller during the past two fiscal years and the six months ended June 30, 1998. Seller has not received any notice from its suppliers that would cause it or the Significant Stockholders in its or their reasonable judgment to expect any material modification to the relationship with any of Seller's suppliers named in the Disclosure Memorandum.

2.9  ORDERS, COMMITMENTS AND RETURNS

     The Disclosure Memorandum contains an accurate summary as of the date hereof of Seller's total backlog and as of the Closing Date (including all accepted and unfulfilled supply and service contracts) and the aggregate of all outstanding purchase orders issued by Seller (which aggregate includes all material contracts or commitments for Seller's purchase of materials or other supplies). All such sale and purchase commitments were made in the ordinary course of business.

2.10  ACCOUNTS RECEIVABLE

     All accounts receivable of Seller reflected in the Seller Balance Sheet or existing at the Closing ("Accounts") represent amounts due for services performed or sales actually made in the ordinary course of business and accurately reflect the amounts due. To the knowledge of Seller and each Significant Stockholder, the bad debt reserves and allowances reflected in the Seller Balance Sheet are adequate. To the knowledge of Seller and each Significant Stockholder, all Accounts existing and remaining unpaid at the time of Closing will be collectible by the Surviving Corporation in the ordinary course of business, consistent with past practices.

2.11  TAXES

     (a) Seller has filed all Tax Returns (as defined below) that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes (as defined below) due and payable by Seller (whether or not shown on any Tax Return) have been paid. Seller is not the beneficiary of any extension of time within which to file any Tax Return that has not yet been filed. Neither Seller nor any Significant Stockholder has received notice of any claim made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

     (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     (c)  There is no dispute or claim concerning any Tax liability of Seller
(i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of Seller have knowledge based on personal contact with any agent of such authority. The Disclosure Memorandum lists all federal, state, local and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 1990 that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Seller since December 31, 1990.

     (d) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than extensions of time for the filing of Tax Returns that Seller subsequently filed.

     (e) Seller has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Seller has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Seller is not a party to any Tax allocation or sharing agreement. Seller (i) has not been a member of an affiliated group of corporations filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any person under
Section 1.502-67 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

     (f) The unpaid Taxes of Seller that currently are due and payable (i) do not, as of the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Seller Financial Statements for the year ended December 31, 1997 (rather than in any notes thereto), and
(ii) will not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

     (g) There has been no ownership change, as defined in Section 382(g) of the Code, with respect to Seller during or after any taxable period in which Seller incurred a net operating loss. The Disclosure Memorandum sets forth the amount of any net operating loss, net-unrealized built-in loss (as defined under Section 382 of the Code), net capital loss, and unused investment or other credit, unused foreign tax, or excess charitable contribution of Seller as of December 31, 1997 and June 30, 1998.

     (h) "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of Code), customs, duties, capital stock franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

     (i) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.12  REAL PROPERTY

     The Disclosure Memorandum contains a complete and accurate list of all real property that is or has been owned, leased, rented or used by Seller (the "Real Property"). Seller has delivered to Buyer true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property. Seller's title to or leasehold interest in, as applicable, each parcel of the Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances, institutional controls and other adverse claims or interests of any kind, except (a) liens for Taxes not yet due and payable or (b) statutory liens in immaterial amounts which are not yet delinquent. Seller's offices and operations comply in all material respects with applicable safety, health, environmental and other laws and regulations. No consent is required from any Person under any lease or other agreement or instrument relating to the Real Property in connection with the consummation of the transactions contemplated by this Agreement, and Seller has not received notice that any party to any such lease or other agreement or instrument intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.

2.13  PERSONAL PROPERTY

     The Disclosure Memorandum contains a complete and accurate list of each item of personal property having a value in excess of $1,000 that is owned, leased, rented or used by Seller (the "Personal Property"). Seller has delivered to Buyer true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Personal Property. Seller has good and marketable title to all Personal Property, free and clear of all Encumbrances. The Personal Property is of a quality consistent with industry standards, is in good operating condition and repair, normal wear and tear excepted, is adequate for the uses to which it is being put and complies in all material respects with applicable safety, health, environmental and other laws and regulations. No consent is required from any Person under any lease or other agreement or instrument relating to the Personal Property in connection with the consummation of the transactions contemplated by this Agreement, and Seller has not received notice that any party to any such lease or other agreement or instrument intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. Seller has not granted any lease, sublease, tenancy or license of any portion of the Personal Property.

2.14  INTELLECTUAL PROPERTY

     2.14.1  TITLE

     Seller owns, or is licensed or otherwise entitled to use without restriction (free and clear of any Encumbrance), Seller's Intellectual Properties (as defined below) and Seller's Intellectual Property Rights (as defined below) and has rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to use the Seller's Intellectual Properties and the Seller's Intellectual Property Rights.
"Seller's Intellectual Properties" means all products, computer programs, specifications, source code, object code, graphics, devices, techniques, know-how, algorithms, methods, technology, processes, procedures, packaging, trade dress, trade secrets, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, "look and feel," software or development tools, content and inventions, whether or not patentable or copyrightable and whether or not reduced to practice, all designs, logos, themes, know-how, concepts that are now used, have been used or are currently proposed to be used in Seller's business and all documentary evidence thereof, including, without limitation, the intellectual properties listed in the Disclosure Memorandum. "Seller's Intellectual Property Rights" means all intellectual property and other proprietary rights in Seller's Intellectual Properties, and all licenses, sublicenses or like agreements providing any right or concession to use any of Seller's Intellectual Properties, including all trade names, trademarks, domain names, service marks, copyrights and their registrations and applications and all goodwill associated therewith, all domestic and foreign letters patented and patent applications, if any, whether arising under the laws of the United States or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing, including, without limitation, the intellectual property and other proprietary rights listed in the Disclosure Memorandum.

     2.14.2  SOURCE CODE

     No Person claiming by, through or under Seller or any Stockholder has a copy, or the right to acquire or discover a copy, of any of the source code with respect to Seller's Intellectual Properties. Neither Seller nor any Significant Stockholder has delivered copies of such source code to Seller's Intellectual Properties to any Person, whether pursuant to an escrow arrangement or otherwise.

     2.14.3  LICENSES

     Copies of all licenses, sublicenses and other agreements, including confidential disclosure agreements, as to which Seller is a party or pursuant to which any other Person is authorized to use any of Seller's Intellectual Properties, are listed in the Disclosure Memorandum and have been delivered by Seller to Buyer. Seller is not, and as a result of the execution and delivery of this Agreement or the performance of Seller's obligations hereunder will not be, in violation of, or lose any rights pursuant to, any such license, sublicense or agreement.

     2.14.4  INFRINGEMENT

     Seller's Intellectual Properties do not infringe any patent, copyright, trade secret, trademark or other intellectual property or proprietary right of any Person, whether arising under the laws of the United States or any other state, country or jurisdiction. No claim with respect to Seller's Intellectual Properties has been asserted or, to Seller's or any Significant Stockholder's knowledge, is threatened by any Person, and neither Seller nor any Significant Stockholder knows of any claim (a) to the effect that the manufacture, sale or use of any product or specification used or offered by Seller or proposed for use or sale by Seller or using or incorporating any of Seller's Intellectual Properties infringes any copyright, patent, trademark, service mark, trade secret or other intellectual property or proprietary right of any third party, whether arising under the laws of the United States or any other state, country or jurisdiction;
(b) against the use by Seller of any of Seller's Intellectual Properties; or (c) challenging the ownership, validity or effectiveness of any of Seller's Intellectual Property Rights. To the knowledge of Seller and each Significant Stockholder, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of Seller's Intellectual Properties or Seller's Intellectual Property Rights by any third party, including, without limitation, any current or former employee of Seller. There has not been and there is not now any unauthorized use, infringement or misappropriation of any copyright, patent, trademark, service mark, trade secret or other intellectual property or proprietary right of any third party by Seller.

     2.14.5  VALID AND SUBSISTING; APPLICATIONS AND REGISTRATIONS

     All patents and registered trademarks, service marks and other company, product or service identifiers and registered copyrights of Seller are valid and subsisting. Seller had and does now have the exclusive right to file, prosecute and maintain all applications and registrations with respect to Seller's Intellectual Property Rights.

     2.14.6  INDEMNIFICATION

     Seller has not entered into any agreement or offered to indemnify any Person against any charge of infringement of any intellectual property or other proprietary right. Seller has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of Seller's Intellectual Property Rights.

     2.14.7  YEAR 2000

     The software included in Seller's Intellectual Properties (including, without limitation, any software licensed by Seller and incorporated or imbedded in any product or specification used or offered by Seller or proposed for use or sale by Seller) is Millennium Compliant. As used in this Agreement, "Millennium Compliant" means the ability of the software to provide the following functions:
(a) consistently handle date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing date output, and performing calculations on dates or portions of dates; (b) function accurately in accordance with its specifications and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century (defined for purposes of this paragraph as commencing at 12:00 A.M., January 1, 2000); (c) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and (d) store and provide output of date information in ways that are unambiguous as to century.

2.15  COMPLIANCE WITH LAWS

     (a) Seller has complied and is in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to Seller, its business and employees and Real Property and Personal Property, including, without limitation, all laws relating to intellectual property protection, antitrust matters, consumer protection, import and export matters, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters and labor and employment matters, other than such noncompliance as would not reasonably be expected to have a Seller Adverse Effect. Neither Seller nor any Significant Stockholder has received notice, or is otherwise aware, of any asserted present or past unremedied material failure of Seller to comply with any such laws, rules, regulations, ordinances, decrees and orders.

     (b) Seller is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Real Property or Personal Property or the conduct of its business, any applicable foreign, federal, state, county and local statutes, laws, regulations, guidances, rules, ordinances, codes, licenses, permits, judgments, writs, decrees, injunctions or orders of any governmental entity relating to environmental (air, groundwater, soil, natural resource, noise and odor) matters, including, without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act and the regulations issued thereunder, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Hazardous Waste Control Act, the Model Toxics Control Act and comparable Oregon laws, and the regulations issued thereunder (collectively, "Environmental Laws"), other than any such violations as would not reasonably be expected to have a Seller Adverse Effect. Seller has received all permits, licenses or other approvals required of it under applicable Environmental Laws.

2.16  CONTRACTS

     The Disclosure Memorandum contains a complete and accurate list of all contracts, agreements, instruments and arrangements to which Seller is a party that relate to Seller's business and provide for payments to be made by Seller pursuant thereto in excess of $25,000 in the preceding twelve month period, including, without limitation, all security agreements, license agreements, purchase and supply agreements, and agreements relating to the borrowing of money ("Contracts"). All such Contracts are valid and in full force and effect, Seller has performed in all material respects its obligations thereunder, and there are not, under any of the Contracts, any defaults or events of default on the part of Seller or, to the knowledge of Seller and each Significant Stockholder, any other party thereto. True and complete copies of each such written Contract have been delivered to Buyer. Neither Seller nor any Significant Stockholder has received notice, nor is Seller or any Significant Stockholder otherwise aware, that any party to any Contract intends to cancel, terminate or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder. Seller and the Significant Stockholders have identified in the Disclosure Memorandum all material contracts, agreements, arrangements and understandings, oral or written, to which Seller was a party or by which Seller was bound and that relate to Seller that have been terminated within the two years prior to the date of this Agreement, except for such contracts, agreements, arrangements and understandings that have been terminated in the ordinary course of business following full performance by all parties thereto. No consent is required from any Person under any of the Contracts in connection with the transactions contemplated by this Agreement.

2.17  CLAIMS AND LEGAL PROCEEDINGS

     There are no material claims, actions, suits, arbitrations, proceedings or investigations pending or, to the knowledge of Seller and each Significant Stockholder, threatened against Seller before or by any domestic or foreign governmental or nongovernmental department, commission, board, bureau, agency or instrumentality or any other body. To the knowledge of Seller and each Significant Stockholder, there is no valid basis for any claim, action, suit, arbitration, proceeding or investigation against Seller. There are no material outstanding or unsatisfied judgments, orders, decrees, stipulations or settlements to which Seller is a party that involve the transactions contemplated herein or that would have a Seller Adverse Effect.

2.18  LABOR MATTERS

     Seller has complied in all material respects with all provisions of all laws relating to the employment of labor, including the Worker Adjustment and Retraining Notification Act, and it has no liability for arrears of wages or taxes or penalties for failure to comply with such laws. Seller has provided Buyer with true, accurate and complete copies of all invention, confidentiality, noncompetition and similar agreements entered into between Seller and any current or former employees, independent contractors or consultants of Seller. To the knowledge of Seller and each Significant Stockholder, no such current or former employee, independent contractor or consultant of Seller is in violation of any such agreement. Neither Seller nor any Significant Stockholder has provided confidential information of Seller (including, without limitation, any confidential information pertaining to any of Seller's Intellectual Properties) to any current or former employee, independent contractor or consultant of Seller except pursuant to such an agreement. All of Seller's Intellectual Properties were created by (a) employees of Seller within the scope of their employment and under written obligation to assign all of their inventions and rights in the same to Seller or (b) by independent contractors under written obligation to assign all inventions and rights in the same to Seller. There are no material disputes, employee grievances or disciplinary actions pending or, to the knowledge of Seller and each Significant Stockholder, threatened between Seller and any of its current or former employees. Seller is not a party to any collective bargaining agreement with any labor union, and has no knowledge of any organizational efforts by or on behalf of any labor union with respect to its employees. Except for any matters that will be fully performed, terminated or expired as of the Closing with no further obligation on the part of Seller, Seller is not a party to any management contract, employment contract or other contract providing for the employment or rendition of executive services that is not terminable without penalty by Seller on no more than 30 days' notice; or bonus, incentive, deferred compensation, severance pay, pension, profit-sharing, retirement, stock purchase, stock option, employee benefit or similar plan, agreement or arrangement that is not terminable without penalty by Seller or no more than 30 days' notice.

2.19  EMPLOYEE BENEFIT PLANS

     (a) The Disclosure Memorandum sets forth a true, accurate and complete list of each retirement, pension, profit sharing, deferred compensation, savings, bonus, incentive, cafeteria, flexible benefits, medical, dental, vision, hospitalization, life insurance, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, stock purchase, stock option, stock appreciation rights, fringe benefit and other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice (including, but not limited to, each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each employment or consulting contract or agreement, whether formal or informal and whether legally binding or not, (i) sponsored, maintained or contributed to by Seller, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of Seller (or any dependent or beneficiary of any such individual), or (iii) with respect to which Seller has (or could have) any actual or potential obligation or liability (such plans, funds, policies, programs, contracts, arrangements and payroll practices are hereinafter referred to collectively as "Employee Benefit Plans" and each individually as an "Employee Benefit Plan"). Seller does not have any agreement, arrangement or commitment, whether formal or informal and whether legally binding or not, to create any additional plan, fund, policy, program, contract, arrangement or payroll practice or, except as set forth herein, to modify or amend any existing Employee Benefit Plan. The terms of each Employee Benefit Plan permit Seller to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty or material cost. There has been no amendment, written interpretation or announcement (whether or not written) by Seller relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, would materially increase the expense of maintaining the Employee Benefit Plans above the level of expense incurred with respect thereto for the most recent fiscal year included in the Seller Financial Statements.

     (b) Seller has delivered to Buyer true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, the following information: (i) copies of the annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan for the last three years; (ii) copies of the summary plan descriptions, summary annual reports, summaries of material modifications and all material employee manuals or communications filed or distributed with respect to such Employee Benefit Plan during the last three years; (iii) copies of any insurance contracts or trust agreements (and any amendments thereto) through which the Employee Benefit Plan is funded; (iv) copies of all contracts (and any amendments thereto) relating to such Employee Benefit Plan, including, but not limited to, service provider agreements, insurance contracts, investment management agreements and recordkeeping agreements; and (v) a copy of the most recent Internal Revenue Service (the "IRS") determination letter issued with respect to such Employee Benefit Plan.

     (c) With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered and operated in compliance with its terms and with the requirements prescribed by any and all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code; (ii) all returns, reports and other disclosures relating to such Employee Benefit Plan required to be filed with any governmental entity or agency or furnished to any participant or beneficiary have been fully and accurately completed or prepared and timely and properly filed or furnished in accordance with applicable law; (iii) no event or omission has occurred, or is about to occur, that could subject Seller or any other Person, directly or indirectly, to a tax under Chapter 43 of Subtitle D of the Code; (iv) neither Seller nor any other fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; (v) no event has occurred or is threatened or about to occur that would constitute a nonexempt prohibited transaction under Section 406 or 407 of ERISA or under
Section 4975 of the Code; and (vi) none of the transactions contemplated in (or by) this Agreement will constitute or result in a transaction described in either (or both) clause (iv) or (v) of this Section 2.19(c).

     (d)  Each Employee Benefit Plan that is intended to be qualified under
Section 401(a) of the Code is, and at all times since inception has been, so qualified and its related trust is, and at all times since inception has been, exempt from taxation under Section 501(a) of the Code, and each such Employee Benefit Plan is the subject of an unrevoked favorable determination letter from the IRS to that effect. Nothing has occurred since the most recent favorable determination letter issued with respect to each such Employee Benefit Plan that could cause such Seller (or such Employee Benefit Plan) to lose its ability to rely on such determination letter or could cause the IRS to revoke such determination letter.

     (e) Each Employee Benefit Plan that constitutes a "group health plan," within the meaning of Section 607(1) of ERISA or Section 4980B(g)(2) of the Code, has been maintained, administered and operated at all times since inception in compliance with the requirements of Sections 601 through 609 of ERISA, Section 4980B(f) of the Code, any regulations under such ERISA and Code sections and the requirements of any applicable foreign, national, state or local law regarding continued insurance coverage.

     (f) All contributions, premiums and other payments (including, but not limited to, all employer contributions and all employee salary reduction or deferral contributions) due or required to be made to (or with respect to) each Employee Benefit Plan (or to any Person pursuant to the terms of any Employee Benefit Plan) from Seller or any other Person have been timely paid, or, if not yet due, have been properly recorded on the books of Seller or the Employee Benefit Plan, as applicable.

     (g) Seller is not, and has never been, a member of (i) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, (iii) an affiliated service group, within the meaning of
Section 414(m) of the Code, or (iv) any other group of Persons treated as a single employer under Section 414(o) of the Code.

     (h) Seller does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), any multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code, any multiple employer plan within the meaning of Section 4063 or
Section 4064 of ERISA or Section 413(c) of the Code, or any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

     (i) No Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) health or any other welfare benefits (within the meaning of Section 3(1) of ERISA) with respect to any current or former officer, employee, agent, director or independent contractor of Seller or any other entity beyond such individual's retirement or other termination of service, other than continuation coverage mandated by Sections 601 through 608 of ERISA or Section 4980B(f) of the Code.

     (j) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of Seller or the Significant Stockholders, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the Department of Labor or any other governmental entity or agency, and, to the knowledge of Seller or the

Significant Stockholders, no such action is contemplated or under consideration by the IRS, the Department of Labor or any other governmental entity or agency.

     (k) Neither the execution and delivery of this Agreement or any related agreement nor the consummation of the transactions contemplated in (or by) this Agreement or any related agreement will (i) entitle any current or former officer, employee, agent, director or independent contractor of Seller to severance pay, unemployment compensation or any other payment from Seller or any other Person, or otherwise increase the amount of compensation due to any such individual, (ii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, (iii) require Seller or any other Person to make any contribution to a "rabbi" trust or to increase its contributions to any Employee Benefit Plan, or (iv) conflict with the terms of any Employee Benefit Plan, whether or not some other subsequent action or event would be required to trigger any of the items specified in clause (i), (ii), (iii) or (iv) of this
Section 2.19.

2.20  LICENSES, PERMITS AND AUTHORIZATIONS

     Seller has received all governmental approvals, authorizations, consents, licenses, sublicenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign currently required in connection with the operation of Seller's business as currently conducted (the "Permits"). Seller is in compliance in all material respects with the terms of all the Permits, and all the Permits are valid and in full force and effect, and no proceeding is pending or, to the knowledge of Seller or any Significant Stockholder, threatened the object of which is to revoke, limit or otherwise affect any of the foregoing. Seller has not received any notifications of any asserted present failure to have obtained any such Permit or past and unremedied failure to obtain any such Permit.

2.21  BROKERS

     Except for Vrolyk & Co., neither Seller nor any Significant Stockholder has retained any broker or finder in connection with the transactions contemplated by this Agreement.

2.22  BANK ACCOUNTS

     The Disclosure Memorandum sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Seller maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

2.23  CREDITORS' LIST

     The Disclosure Memorandum sets forth a full, complete and accurate list of all creditors of Seller, with the amounts payable to each such creditor as of the date hereof and the Closing Date.

2.24  CORPORATE BOOKS AND RECORDS

     Seller has furnished to Buyer or its representatives, for their examination, true and complete copies of (a) the Amended and Restated Certificate of Incorporation and Bylaws of Seller as currently in effect, including all amendments thereto, (b) the minute books of Seller, and (c) the stock transfer books of Seller. Such minutes reflect all meetings (including actions taken by written consent) of Seller's stockholders, Board of Directors and any committees thereof since Seller's inception, and such minutes accurately reflect in all material respects the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of Seller Capital Stock since its inception.

2.25  POOLING MATTERS

     To the knowledge of Seller and each Significant Stockholder, Seller has not taken or failed to take any action that would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto and the pronouncements of the Securities and Exchange Commission (the "SEC").

2.26  BUYER STOCK OWNERSHIP

     Seller does not own any shares of Buyer Common Stock or other securities convertible into Buyer Common Stock.

2.27  PROXY/INFORMATION STATEMENT

     Seller and the Significant Stockholders acknowledge that the Buyer Common Stock has not been and will not prior to issuance be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be issued in reliance on the private offering exemption contained in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. In connection with the transactions contemplated hereby, Seller will prepare and distribute to the Stockholders a proxy statement (or information statement in the case of a consent solicitation) (the "Proxy/Information Statement") for the purpose of soliciting the requisite approval of the Merger. The Proxy/Information Statement includes all the information with respect to Seller or the Stockholders required under Items 6, 17 and 18 of Form S-4 under the Securities Act and with respect thereto does not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.28  FULL DISCLOSURE

     The representations and warranties and other factual statements of Seller and the Significant Stockholders contained in this Agreement, and all information in the Disclosure Memorandum, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein and therein not misleading.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

                            OF BUYER AND MERGER SUB

     To induce Seller and the Significant Stockholders to enter into and perform this Agreement, Buyer and Merger Sub represent and warrant to Seller and the Significant Stockholders as of the date of this Agreement as follows in this
Article III.

3.1  ORGANIZATION AND GOOD STANDING

     Buyer is a corporation validly existing and duly authorized to transact business in the corporate form under the laws of the State of Washington and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

3.2  ENFORCEABILITY

     Each of Buyer and Merger Sub has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Operative Documents to which it is a party. All corporate action on the part of Buyer and Merger Sub necessary for the due authorization, execution, delivery and performance of this Agreement and the Operative Documents, the consummation of the transactions contemplated hereby and thereby, and the performance of all of Buyer's and Merger Sub's obligations hereunder and thereunder has been taken or will be taken prior to the Closing. This Agreement has been, and the Operative Documents to which Buyer and Merger Sub are parties will be, duly authorized, executed and delivered by each of Buyer and Merger Sub. This Agreement is, and each of the Operative Documents to which Buyer and/or Merger Sub is a party will be, a legal, valid and binding obligation of each of Buyer and Merger Sub, as the case may be, enforceable against each of Buyer and Merger Sub in accordance with its terms.

3.3  NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

     The execution, delivery and performance of this Agreement and the Operative Documents by Buyer and Merger Sub, and the consummation by them of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time or both) of any provision of any domestic or foreign law applicable to Buyer or Merger Sub, (b) require any consent, approval or authorization of any Person, or (c) conflict with or result in a breach of or constitute a default under any provision of Buyer's or Merger Sub's charter documents or bylaws.

3.4  CAPITALIZATION; NASDAQ LISTING

     The authorized capital stock of Buyer consists of 200,000,000 shares of Buyer Common Stock and 40,000,000 shares of preferred stock, $.01 par value (the "Buyer Preferred Stock"). As of June 30, 1998, (a) 29,427,937 shares of Buyer Common Stock were issued and outstanding, fully paid and nonassessable; (b) options to purchase 4,303,311 shares of Buyer Common Stock were outstanding; and
(c) no shares of Buyer Preferred Stock were outstanding. The Buyer Common Stock is listed for trading on the Nasdaq National Market, no suspension of trading in the Buyer Common Stock is in effect or, to Buyer's knowledge, threatened, and the Buyer Common Stock meets the criteria for listing and trading on the Nasdaq National Market.

3.5  BROKERS

     Neither Buyer nor Merger Sub has retained any broker or finder in connection with the transactions contemplated by this Agreement.

3.6  SECURITIES

     The shares of Buyer Common Stock to be issued pursuant to this Agreement have been duly authorized for issuance, and such shares, when issued and delivered to the Stockholders pursuant to this Agreement, shall be validly issued, fully paid and nonassessable.

3.7  CLAIMS AND LEGAL PROCEEDINGS

     Except as disclosed by Buyer in any document filed pursuant to any securities law (including, without limitation, the Securities Act, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and all rules and regulations promulgated thereunder), there are no claims, actions, suits, arbitrations, criminal or civil investigations or proceedings pending or involving or, to Buyer's knowledge, threatened, against Buyer before any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, that would, directly or indirectly, have a material adverse effect on Buyer's business or operations.

3.8  SECURITIES FILINGS

     Since November 9, 1995, Buyer has filed all reports required to be filed with the SEC. All such reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of such reports contained any material misstatements or omissions of fact at the time they were filed. All financial statements contained in such reports were prepared in accordance with GAAP consistently applied during the relevant periods, except as where noted, and in the case of unaudited interim financial statements, subject to ordinary year-end and other adjustments described in such statements.

3.9  CONDUCT OF BUSINESS

     Since the end of Buyer's last fiscal quarter, Buyer has conducted its business in the ordinary course consistent with past practice and has not entered into any material transactions other than in the ordinary course consistent with past practices. Since the end of Buyer's last fiscal quarter there has been no material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of Buyer.

3.10  POOLING MATTERS

     To the knowledge of Buyer, Buyer has not taken or failed to take any action that would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto and the pronouncements of the SEC.

3.11  SELLER STOCK OWNERSHIP

     Neither Buyer nor any of its subsidiaries own any shares of Seller Capital Stock or other securities convertible into shares of Seller Capital Stock.

                            ARTICLE IV - COVENANTS

     Between the date of this Agreement and the Effective Time, the parties covenant and agree as set forth in this Article IV.

4.1  CONDUCT OF BUSINESS BY SELLER PENDING THE MERGER

     Unless Buyer shall otherwise agree in writing, the business of Seller shall be conducted in and only in, and Seller shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in accordance with applicable law; and Seller and the Significant Stockholders shall use their respective reasonable best efforts to preserve substantially intact the business organization of Seller, to keep available the services of the current officers, employees and consultants of Seller and to preserve the current relationships of Seller with customers, suppliers and other persons with which Seller has significant business relations. By way of amplification and not limitation, except as otherwise contemplated by this Agreement, Seller shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Buyer:

     (a) amend or otherwise change its Amended and Restated Certificate of Incorporation or Bylaws or equivalent organizational documents;

     (b) issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of Seller Capital Stock (other than upon exercise or conversion of outstanding Seller Preferred Stock, Options or Warrants), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Seller Capital Stock, or any other ownership interest (including, without limitation, any phantom interest) of Seller, or (ii) any assets of Seller, except for sales in the ordinary course of business and in a manner consistent with past practice;

     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise;

     (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any Seller Capital Stock, other than the repurchase of Seller Common Stock from Seller's employees, consultants, advisors, directors or officers pursuant to agreements existing as of this date and at such Person's cost (or such other price as may be agreed to by Seller's Board of Directors);

     (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize any single capital expenditure which is in excess of $10,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 4.1(e);

     (f) enter into any employment, consulting or agency agreement, or increase the compensation payable or to become payable to its officers, employees or consultants, except for increases in accordance with existing agreements or past practices for employees of Seller who are not officers of Seller, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Seller, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

     (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

     (h) make any tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

     (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Seller Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

     (j) take any action that would or is reasonably likely to result in any of the representations and warranties of Seller set forth in this Agreement being untrue, or in any covenant of Seller set forth in this Agreement being breached, or in any of the conditions to the Merger specified in Article V hereof not being satisfied; or

     (k) agree to take any action specified in Section 2.6, or enter into any other material transaction other than those specified above.

4.2  ACCESS TO INFORMATION; CONFIDENTIALITY

     From the date hereof to the Effective Time, Seller shall, and shall cause the officers, directors, employees, auditors and agents of Seller to, afford the officers, employees and agents of Buyer reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of Seller and shall furnish Buyer with all financial, operating and other data and information as Buyer, through its officers, employees or agents, may reasonably request. From the date hereof until the Effective Time, Seller shall provide Buyer with monthly and other financial statements of Seller as they become available internally at Seller, all of which financial statements shall fairly present the financial position and results of operations of Seller as of the dates and for the periods therein specified. No investigation pursuant to this Section 4.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. The parties shall continue to comply with and to perform their respective obligations under the Mutual Confidentiality Agreement between Buyer and Seller entered into as of May 1, 1998, which shall be deemed terminated without any further action by the parties hereto at the

Effective Time.

4.3  NO ALTERNATIVE TRANSACTIONS

     Unless this Agreement shall have been terminated in accordance with its terms, prior to the Effective Time, Seller and the Significant Stockholders shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage any inquiries or the submission of any proposal or offer (including, without limitation, any proposal or offer to the Stockholders) from any Person relating to any merger, acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, Seller or any business combination with Seller (an "Alternative Proposal") or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or implement an Alternative Proposal. Seller or the Significant Stockholders immediately shall cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and they will take the necessary steps to inform the individuals or entities referred to above of the obligations taken under this Section 4.3. Seller and the Significant Stockholders shall notify Buyer immediately if any such Alternative Proposal, or any inquiry or contact with any Person with respect thereto, is made. Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party.

4.4  NOTIFICATION OF CERTAIN MATTERS

     Seller, Buyer and Merger Sub shall give prompt notice to the other parties hereto of (a) the occurrence or nonoccurrence of any event that would be likely to cause any representation or warranty of Seller, Buyer or Merger Sub contained in this Agreement to be untrue or inaccurate and (b) any failure of Seller, Buyer or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.4 shall not limit or otherwise affect the remedies available to Buyer hereunder.

4.5  FURTHER ACTION; REASONABLE BEST EFFORTS

     Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using its reasonable best efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Seller as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions of the

Merger. No Significant Stockholder will undertake any course of action inconsistent with this Agreement or that would make any representations, warranties or agreements made by such party in this Agreement or any Operative Documents untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing. After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement and any Operative Document, to vest in the Surviving Corporation full title to all properties, assets and rights of Seller and to effect the issuance of the Buyer Common Stock to the Stockholders pursuant to the terms and conditions hereof.

4.6  POOLING; REORGANIZATION

     From and after the date hereof and until the Effective Time, none of Buyer, Seller or any Significant Stockholder will (a) take any action or fail to take any action that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes, including, without limitation, any action by Seller, any Significant Stockholder or Buyer with respect to their representations and warranties in Sections 2.25 and 3.7, respectively, that would cause such representations not to be true in all material respects from and after the date hereof until the Effective Time or (b) enter into any contract, agreement, commitment or arrangement with respect to either of the foregoing.

4.7  PUBLICITY

     Neither Seller nor any Significant Stockholder shall issue any press release or otherwise make any statements to any third party with respect to this Agreement or the transactions contemplated hereby without Buyer's prior written approval, which approval shall not be unreasonably withheld. Except as may be required by law or any listing agreement with the Nasdaq National Market or any national securities exchange, Buyer shall not issue any press release or otherwise make any statements to any third party with respect to this Agreement or the transactions contemplated hereby without Seller's prior written approval, which approval will not be unreasonably withheld.

4.8  REGISTRATION RIGHTS

     On the terms and subject to the conditions of the Investor Rights Agreement, Buyer, Seller and the Significant Stockholders shall cooperate with respect to, and Buyer shall promptly prepare and file with the SEC no later than thirty (30) days after the Closing Date a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, covering the resale of the shares of Buyer Common Stock issuable as a result of the Merger. Buyer shall use its best efforts, and Seller and the Significant Stockholders will cooperate with Buyer, to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter. In connection therewith, the parties hereto agree to execute and deliver the Investor Rights Agreement on or before the Closing Date.

4.9  LISTING APPLICATION

     Buyer shall promptly prepare and submit to the Nasdaq National Market a listing application covering the shares of Buyer Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Buyer Common Stock, subject to official notice of issuance.

4.10  APPROVAL OF STOCKHOLDERS

     (a) Seller will take all action necessary in accordance with applicable law and its Amended and Restated Certificate of Incorporation and Bylaws to convene a meeting of the Stockholders or conduct a consent solicitation as promptly as practicable to consider and vote on (or consent to, as the case may be) the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of Seller shall recommend such approval and Seller shall take all lawful action to solicit such approval.

     (b) Each of the Significant Stockholders shall vote or cause to be voted, or execute a written consent with respect to, the shares of Seller Capital Stock owned by such Significant Stockholder (i) in favor of adoption and approval of this Agreement and all transactions contemplated hereby at every meeting of the Stockholders at which such matters are considered and in connection with every proposal to take action by written consent with respect thereto and (ii) against any other third-party proposal to merge or consolidate with Seller or any subsidiary of Seller or to sell all or substantially all of Seller's assets at every meeting of the Stockholders at which such matters are considered and in connection with every proposal to take action by written consent with respect thereto.

                ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS
                            OF BUYER AND MERGER SUB

     The obligations of Buyer and Merger Sub to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by Buyer:

5.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties of Seller and each Significant Stockholder contained herein (including the Disclosure Memorandum) and in the Operative Documents shall have been true and correct when made and shall be true and correct as of the Closing Date as though made on that date.

5.2  PERFORMANCE OF AGREEMENTS

     Seller and the Significant Stockholders shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any Operative Document to be performed and complied with by them at or prior to the Closing.

5.3  OPINION OF COUNSEL FOR SELLER

     Buyer shall have received the opinion letter of Wise & Shepard LLP, counsel for Seller and the Significant Stockholders, dated the Closing Date, substantially in the form attached hereto as Exhibit 5.3.

5.4  STOCKHOLDER APPROVAL

     The Stockholders shall have duly and validly approved the Merger by a vote or written consent in accordance with Delaware Law.

5.5  CONSENTS TO MERGER

     Seller shall have received and shall have delivered to Buyer written consents to the Merger from each of the parties (other than Seller) to those Contracts identified in the Disclosure Memorandum as requiring consent in connection with the Merger, which consents shall be satisfactory in all respects to Buyer in its sole and absolute discretion.

5.6  COMPLIANCE CERTIFICATE

     Buyer shall have received a certificate of the President and the Chief Financial Officer of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying that the conditions to the obligations of Buyer and Merger Sub have been fulfilled.

5.7  MATERIAL ADVERSE CHANGE

     Since the date of this Agreement and through the Closing, there shall not have occurred any change in the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), sales, margins, profitability or condition (financial or other) of Seller having an adverse effect (a "Seller Adverse Effect"), and no change having a Seller Adverse Effect shall have occurred in any domestic or foreign laws or regulations affecting Seller or in any material third party contractual or other business relationships of Seller.

5.8  OTHER APPROVALS

     All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of Seller, shall have been obtained, and all waiting periods specified by law shall have passed or otherwise been waived to the extent possible. All other consents, approvals and notices referred to in this Agreement and necessary for the consummation of the transactions contemplated hereby or for the continued operation of Seller shall have been obtained or delivered.

5.9  PROCEEDINGS AND DOCUMENTS; SECRETARY'S CERTIFICATE

     All corporate and other proceedings in connection with the transactions contemplated hereby and by the Operative Documents, and all documents and instruments incident to such transactions, shall have been approved by Buyer's counsel, and Buyer shall have received a certificate of the Secretary of Seller, in form and substance reasonably satisfactory to Buyer, as to the authenticity and effectiveness of the actions of the Board of Directors and the Stockholders authorizing the Merger and the transactions contemplated by this Agreement and the Operative Documents, as the case may be, and such other documents as are reasonably specified by Buyer's counsel.

5.10  COMPLIANCE WITH LAWS

     The consummation of the transactions contemplated by this Agreement and the Operative Documents shall be legally permitted by all laws and regulations to which Buyer or Seller is subject.

5.11  POOLING OF INTERESTS

     Buyer and Seller shall have received from each of KPMG Peat Marwick LLP and Ernst & Young LLP an opinion in form and substance reasonably satisfactory to Buyer that the Merger will qualify for "pooling of interests" treatment under applicable accounting standards.

5.12  LEGAL PROCEEDINGS

     No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or any Operative Document.

5.13  ESCROW AGREEMENT

     The Escrow Agent and the Stockholder Representative on behalf of the Stockholders shall have executed and delivered the Escrow Agreement.

5.14  EMPLOYMENT AGREEMENTS

     Each of Jeff Erwin, Ken Van Hyning, Steve Kelly, Jeff Yarnell and Jeremy Wilson (the "Key Employees") shall have executed an employment agreement, substantially in the form attached hereto as Exhibit 5.14 (the "Employment Agreement").

5.15  NONCOMPETITION AGREEMENTS

     Each of the Key Employees shall have executed a confidentiality, noncompetition and nonsolicitation agreement, substantially in the form attached hereto as Exhibit 5.15 (the "Noncompetition Agreement").

5.16  PROPRIETARY INFORMATION AGREEMENTS

     Each of the employees of Seller shall have executed a proprietary information and inventions agreement, substantially in the form attached hereto as Exhibit 5.16 (the "Proprietary Information Agreement").

5.17  INVESTOR RIGHTS AGREEMENT

     Each of the Stockholders shall have executed the Investor Rights Agreement, substantially in the form attached hereto as Exhibit 5.17 (the "Investor Rights Agreement").

5.18  TAX OPINION

     Buyer and Merger Sub shall have received an opinion of Wise & Shepard LLP to the effect that for federal income tax purposes (a) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;
(b) each of Buyer, Merger Sub and Seller will be a party to the reorganization within the meaning of Section 368(b) of the Code; (c) no gain or loss will be recognized by Buyer, Seller or Merger Sub as a result of the Merger; and (d) no gain or loss will be recognized by the Stockholders as a result of the Merger with respect to shares converted only into Buyer Common Stock. In rendering such opinion, Wise & Shepard LLP may request and rely on certain reasonable representations of Buyer and Seller.

5.19  AFFILIATE LETTERS

     Seller shall have delivered or caused to be delivered to Buyer an Affiliate Letter in the form attached hereto as Exhibit 5.19 from each of those Persons who were, at the record date for Seller's Stockholders meeting (or the date on which the requisite number of consents has been obtained) to approve the Merger, "affiliates" of Seller within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act.

5.20  CONVERSION

     Each share of Series A Stock shall have been converted into that number of shares of Seller Common Stock as determined in accordance with Seller's Amended and Restated Certificate of Incorporation.

5.21  TERMINATION OF CERTAIN AGREEMENTS

     Any and all rights of refusal, co-sale rights and registration rights (other than pursuant hereto) for the benefit of the holders of Seller Common Stock, Series A Stock or Series B Stock shall have been terminated.

5.22  TERMINATION OF SEP

     Prior to the Closing Date, Seller shall take all steps necessary to terminate its simplified employee pension ("SEP") plan, such termination to be effective as of a date preceding the Closing Date.

5.23  SETTLEMENT AGREEMENT

     Prior to the Closing Date, Seller and Newbridge Networks, Inc. ("Newbridge") shall have entered into that certain Settlement Agreement and Mutual Release by and between Seller and Newbridge dated as of July 9, 1998.

5.24  AVERAGE CLOSING PRICE

     The Average Closing Price shall be equal to or greater than $39.00.

                ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS
                     OF SIGNIFICANT STOCKHOLDERS AND SELLER

     The obligations of the Significant Stockholders and Seller to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by Seller and the Stockholder Representative.

6.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties of Buyer and Merger Sub contained herein and in the Operative Documents to which either is a party shall have been true and correct when made and shall be true and correct as of the Closing Date as though made on that date.

6.2  PERFORMANCE OF AGREEMENTS

     Buyer and Merger Sub shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any Operative Document to which either is a party to be performed and complied with by them at or prior to the Closing.

6.3  OPINION OF BUYER'S COUNSEL

     Seller shall have received the opinion letter of Perkins Coie LLP, counsel for Buyer and Merger Sub, dated the Closing Date, substantially in the form attached hereto as Exhibit 6.3.

6.4  STOCKHOLDER APPROVAL

     The Stockholders shall have duly and validly approved the Merger by a vote or written consent in accordance with Delaware Law.

6.5  COMPLIANCE CERTIFICATE

     Seller shall have received a certificate of an officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying that the conditions to the obligations of the Significant Stockholders and Seller have been fulfilled.

6.6  OTHER APPROVALS

     All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of Seller, shall have been obtained, and all waiting periods specified by law shall have passed or otherwise been waived to the extent possible. All other consents, approvals and notices referred to in this Agreement and necessary for the consummation of the transactions contemplated hereby or for the continued operation of Seller shall have been obtained or delivered.

6.7  PROCEEDINGS AND DOCUMENTS; SECRETARY'S CERTIFICATE

     All corporate and other proceedings in connection with the transactions contemplated hereby and by the Operative Documents, and all documents and instruments incident to such transactions, shall have been approved by Seller's counsel, and Seller shall have received a certificate of the Secretary of Buyer, in form and substance reasonably satisfactory to Seller, as to the authenticity and effectiveness of the actions of the Board of Directors authorizing the Merger and the transactions contemplated by this Agreement and the Operative Documents, as the case may be, and such other documents as are reasonably specified by Seller's counsel.

6.8  COMPLIANCE WITH LAWS

     The consummation of the transactions contemplated by this Agreement and the Operative Documents shall be legally permitted by all laws and regulations to which Buyer or Seller is subject.

6.9  POOLING OF INTERESTS

     Buyer and Seller shall have received from each of KPMG Peat Marwick LLP and Ernst & Young LLP an opinion in form and substance reasonably satisfactory to Seller that the Merger will qualify for "pooling of interests" treatment under applicable accounting standards.

6.10  LEGAL PROCEEDINGS

     No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or any Operative Document.

6.11  OPERATIVE DOCUMENTS

     Buyer and Merger Sub shall have executed and delivered to Seller all the Operative Documents to which they are parties.

6.12  TAX OPINION

     Buyer and Seller shall have received an opinion of Wise & Shepard LLP to the effect that for federal income tax purposes (a) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; (b) each of Buyer, Merger Sub and Seller will be a party to the reorganization within the meaning of Section 368(b) of the Code; (c) no gain or loss will be recognized by Buyer, Seller or Merger Sub as a result of the Merger; and (d) no gain or loss will be recognized by the Stockholders as a result of the Merger with respect to shares converted only into Buyer Common Stock. In rendering such opinion, Wise & Shepard LLP may request and rely on certain reasonable representations of Buyer and Seller.

6.13  AVERAGE CLOSING PRICE

     The Average Closing Price shall be less than or equal to $52.50.

                ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

7.1  TERMINATION

     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Stockholders):

     (a) by mutual written consent duly authorized by the Boards of Directors of Seller, Merger Sub and Buyer;

     (b) by either Seller or Buyer, if the Merger has not been consummated by August 15, 1998; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

     (c) by either Seller or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer, Merger Sub or Seller from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

     (d) by Seller, in the event of a material breach by Buyer of any representation, warranty or agreement contained herein that has not been cured or is not curable by August 15, 1998;

     (e) by Buyer, in the event of a material breach by Seller of any representation, warranty or agreement contained herein that has not been cured or is not curable by August 15, 1998;

     (f)  by Seller, if the Average Closing Price is greater than $52.50; or

     (g)  by Buyer, if the Average Closing Price is less than $39.00.

7.2  EFFECT OF TERMINATION

     In the event of the termination of this Agreement pursuant to Section 7.1, there shall be no further obligation on the part of any party hereto, except that the confidentiality obligations under Section 4.2 shall survive any such termination and nothing herein shall relieve any party from liability for any breach thereof.

7.3  AMENDMENT

     This Agreement may be amended by Buyer, Merger Sub, Seller and the Stockholders (acting in the case of the Stockholders through the Stockholder Representative) at any time prior to the Effective Time; provided, however, that no amendment may be made that would reduce the amount or change the type of consideration into which each share of Seller Capital Stock shall be converted upon consummation of the Merger without the prior written consent of the Stockholders in the manner and as set forth in the Escrow Agreement. This Agreement may not be amended except by an instrument in writing signed by Buyer, the Stockholder Representative and Seller.

7.4  WAIVER

     At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties against whom enforcement of the discharge is sought.

                  ARTICLE VIII - SURVIVAL AND INDEMNIFICATION

8.1  SURVIVAL

     All representations and warranties contained in this Agreement or in the Operative Documents or in any certificate delivered pursuant hereto or thereto shall survive the Closing for a period of one year after the Closing Date (the "Survival Period"), and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto, or by any notice delivered pursuant to Section 4.4 hereof. Nevertheless, any representation or warranty in respect of which indemnity may be sought pursuant to this Agreement shall survive the time at which it would otherwise terminate if written notice of the inaccuracy thereof specifying the Loss (as defined in Section 8.2), including the amount thereof, giving rise to such right to indemnity shall have been delivered to the Stockholder Representative prior to such time. The covenants and agreements contained in this Agreement or in the Operative Documents shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

8.2  INDEMNIFICATION

     From and after the Effective Date, the Stockholders will defend, indemnify and hold harmless Buyer and the Surviving Corporation from and against any claims, losses, liabilities, actions, damages, costs and expenses (including reasonable attorneys' fees) incurred by Buyer or the Surviving Corporation (a "Loss") arising out of or in connection with (a) any breach of the representations or warranties made by Seller or any Stockholder under this Agreement or in any agreement, certificate or other instrument delivered by Seller or any Stockholder in connection with this Agreement; (b) any failure by Seller or any Stockholder to perform any of the covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Seller or any Stockholder pursuant to this Agreement; (c) any claim by any third party arising out of Seller's operation of Seller's business or the ownership, use or distribution of Seller's assets on or before the Effective Date; (d) all liability for Taxes of Seller assessed during or attributable to any taxable period ending on or prior to the Effective Date, and the portion of any taxable period that includes, but does not end on, the Effective Date to the extent such Taxes exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Final Balance Sheet (rather than in any notes thereto); (e) any liability for Taxes resulting from the transactions contemplated by this Agreement, excluding any Taxes resulting from (i) a reassessment of Real Property or Personal Property, (ii) any inaccuracy in or breach of any representation or warranty made by Buyer or Merger Sub under this Agreement or in any agreement, certificate or other instrument delivered by Buyer or Merger Sub in connection with this Agreement, or (iii) any failure of Buyer or Merger Sub to perform or comply with any covenant, obligation or restriction contained in this Agreement or in any agreement, certificate or other instrument delivered by Buyer or Merger Sub in connection with this Agreement; (f) any claims by Seller's trade creditors relating to Seller's obligations existing on or prior to, or arising with respect to the period ending on, the Effective Date; or (g) an Understatement.

8.3  LIMITATIONS

     Anything to the contrary notwithstanding, (i) neither Buyer nor the Surviving Corporation shall be indemnified and held harmless in respect of any Loss which is covered by insurance owned by Seller and assigned to the Surviving Corporation or such insurance as currently is maintained by Buyer to the extent that any net Loss is reduced by the proceeds of any such insurance, (ii) the Stockholders shall not be obligated to defend and hold harmless Buyer or the Surviving Corporation with respect to any claims made by Buyer or the Surviving Corporation after the expiration of the time period referred to in Section 8.1,
(iii) the aggregate liability of each Stockholder hereunder shall be limited to a dollar amount equal to the product obtained by multiplying the Merger Consideration received by such Stockholder pursuant to Section 1.7.1 by the Average

Closing Price, (iv) the aggregate liability of each Stockholder shall be limited to such Stockholder's pro rata portion (based on such Stockholder's equity ownership of Seller as set forth in the Disclosure Memorandum) of any Loss for which indemnification is sought under Section 8.2, and (v) neither Buyer nor the Surviving Corporation shall be indemnified and held harmless in respect of any Loss resulting from the inability of Buyer or the Surviving Corporation to collect any accounts receivable of Seller as of the Effective Time due solely to the discontinuance after the Effective Time of any product line of Seller, or the failure after the Effective Time to perform maintenance obligations with respect to any such product line, including, without limitation, Losses related to the return of any such product due solely to the discontinuance of such product line.

8.4  PROCEDURE

     8.4.1  CLAIM NOTICE

     In the event that Buyer or the Surviving Corporation sustains or incurs any Losses in respect of which indemnification may be sought pursuant to this
Article VIII, Buyer or the Surviving Corporation may assert a claim for indemnification by giving written notice thereof (the "Claim Notice") to the Stockholder Representative, which will describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based. The Claim Notice will also specify how Buyer or the Surviving Corporation intends to recover such funds pursuant to this Agreement. Unless the claim described in the Claim Notice is contested by the Stockholder Representative by written notice to Buyer or the Surviving Corporation of the amount of the claim that is contested, given within thirty (30) days of the receipt by the Stockholder Representative of the Claim Notice, Buyer or the Surviving Corporation may recover such undisputed amount of the claim described in the Claim Notice from the Stockholders by giving written notice of such claim to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such notice and distribute the Escrowed Shares held in escrow to Buyer in accordance with the terms thereof.

     8.4.2  REPRESENTATIVE NOTICE

     If, within thirty (30) days of the receipt by the Stockholder Representative of the Claim Notice, the Stockholder Representative contests in writing to Buyer and the Escrow Agent that such Loss constitutes an indemnifiable claim (the "Representative Notice"), then Buyer and the Stockholder Representative, acting in good faith, shall attempt to reach agreement with respect to such claim. If Buyer and the Stockholder Representative should so agree, a memorandum setting forth such agreement shall be prepared and signed by Buyer and the Stockholder Representative and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute the Escrowed Shares held in escrow in accordance with the terms thereof.

     8.4.3  THIRD-PARTY CLAIMS

     With respect to claims for indemnification hereunder resulting from or in connection with any legal proceeding commenced by a third party, Buyer or the Surviving Corporation will give the Claim Notice to the Stockholder Representative no later than twenty (20) days prior to the time any initial answer or response to the asserted claim is legally required under any applicable court or procedural rule. The Stockholders may, at the Stockholders' own expense, participate in the proceeding with counsel of their choice.
Nothing in this Section 8.4.3 limits in any way the right of Buyer or the Surviving Corporation to defend against any claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling the claim or litigation (after giving notice of the same to the Stockholder Representative) on such terms as Buyer or the Surviving Corporation may in good faith deem appropriate (provided, however, that no such settlement shall occur without the Stockholder Representative's prior written consent, which shall not be unreasonably withheld), and the Stockholders will, subject to the limitations set forth in Section 8.3, promptly indemnify Buyer or the Surviving Corporation in accordance with the provisions of Section 1.7.4, this Article VIII and the Escrow Agreement.

8.5  OFFSET

     The satisfaction of any Losses owed to Buyer under this Article VIII shall be made by delivery by the Escrow Agent to Buyer of that number of Escrowed Shares calculated by dividing the dollar amount of any Loss by the Average Closing Price. Any liability of the Stockholders for indemnification under this
Article VIII shall (subject to the limitations set forth in Section 8.3) be satisfied, first, from Escrowed Shares pursuant to a setoff under the Escrow Agreement and, second, to the extent the Escrowed Shares are insufficient to satisfy any such liability, from other shares of Buyer Common Stock or proceeds from any disposition thereof as the Stockholder Representative may elect.

8.6  INVESTIGATIONS; WAIVERS

     Buyer's and the Surviving Corporation's right to indemnification provided for in this Article VIII will remain in effect notwithstanding any investigation at any time by or on behalf of any party hereto or any waiver by any party hereto of any condition to such party's obligations to consummate the transactions contemplated hereby.

                              ARTICLE IX - GENERAL

9.1  EXPENSES

     Regardless of whether the transactions contemplated by this Agreement are consummated, each party will pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement (including legal and accounting fees and expenses). It is expressly acknowledged by Seller that the fees of Vrolyk & Co., as well as all fees of Seller pursuant to this Section 9.1, shall be included in the determination of Actual Net Equity pursuant to Section 1.7.3.

9.2 NOTICES

     Any notice or demand desired or required to be given hereunder will be in writing given by personal delivery, certified or registered mail, confirmed facsimile transmission or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party will have previously designated by such a notice. The effective date of any notice or request will be the date of personal delivery, four days after the date of mailing by certified or registered mail, the date on which successful facsimile transmission is confirmed or the date undertaken for delivery by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

          TO BUYER OR MERGER SUB:

          Visio Corporation
          520 Pike Street, Suite 1800
          Seattle, WA 98101
          Attention:  Legal Department
          Facsimile:  (206) 521-4501

          with a copy to:

          Perkins Coie LLP
          1201 Third Avenue, 40th floor
          Seattle, WA 98101
          Attention:  Scott L. Gelband
          Facsimile:  (206) 583-8500

          TO SELLER OR SIGNIFICANT STOCKHOLDERS:

          Kaspia Systems, Inc.
          8625 SW Cascade Avenue, Suite 602
          Beaverton, Oregon 97008
          Attention:  Jeff Erwin
          Facsimile:  (503) 372-2596
          with a copy to:

          Wise & Shepard LLP
          3030 Hansen Way, Suite 100
          Palo Alto, CA 94304-1006
          Attention:  Jerrold F. Petruzzelli
          Facsimile:  (650) 856-1344

9.3  SEVERABILITY

     If any term or other provision of this Agreement is determined by a court or by arbitration to be invalid, illegal or incapable of being enforced under any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

9.4  ENTIRE AGREEMENT

     All prior or contemporaneous agreements, contracts, promises, representations and statements among the parties to this Agreement as to the subject matter hereof (other than the Exhibits to this Agreement and the Disclosure Memorandum, the Operative Documents and the other agreements specifically mentioned in this Agreement, and the certificates and other documents delivered pursuant to this Agreement (together with this Agreement, the "Transaction Documents")) are merged into this Agreement. The Transaction Documents set forth the entire understanding and agreement among the parties with respect to the subject matter hereof and thereof, and there are no terms, conditions, representations, warranties or covenants other than those contained in the Transaction Documents or supplied by law.

9.5  ASSIGNMENT

     This Agreement will not be assigned by operation of law or otherwise without the prior written consent of the other parties (acting in the case of the Stockholders through the Stockholder Representative) hereto.

9.6  PARTIES IN INTEREST

     This Agreement will be binding on and inure solely to the benefit of each party hereto and its permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7  SPECIFIC PERFORMANCE

     Each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto will be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

9.8  GOVERNING LAW; JURISDICTION AND VENUE

     This Agreement shall be governed by and construed and enforced in accordance with and subject to the internal laws and decisions of the State of Washington, regardless of its or any other jurisdiction's conflict of law provisions. The parties hereto agree that venue for any dispute hereunder, or action on any obligation under this Agreement, shall be in King County, Washington, or the United States District Court for the Western District of Washington, and the parties hereto submit to the jurisdiction of the state and federal courts of the State of Washington for any dispute hereunder or action on any obligation under this Agreement.

9.9  HEADINGS

     The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

9.10  FURTHER ASSURANCES

     Each party (acting in the case of the Stockholders through the Stockholder Representative) will, at the reasonable request of any other party hereto, from time to time, execute and deliver such other assignments, transfers, conveyances, and other instruments and documents and do and perform such other acts and things as may be reasonably necessary or desirable for effecting complete consummation of this Agreement and the transactions contemplated hereby.

9.11  COUNTERPARTS; ELECTRONIC SIGNATURES

     This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered will be deemed to be an original but all of which taken together will constitute one and the same agreement. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of this Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. "Transmitted Copies" will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

9.12  REMEDIES CUMULATIVE

     Except as otherwise provided herein, each and all of the rights and remedies provided in this Agreement, and each and all of the rights and remedies allowed at law and in equity in like case, will be cumulative, and the exercise of one right or remedy will not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement or at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

                           VISIO CORPORATION

                           By:    /s/ Steve M. Gordon
                              --------------------------------------------------
                           Name:  Steve M. Gordon
                                ------------------------------------------------
                           Its: Senior Vice President-Finance & Administration
                               -------------------------------------------------


                           VMS-1, INC.

                           By:    /s/ Steve M. Gordon
                              --------------------------------------------------
                           Name:  Steve M. Gordon
                                ------------------------------------------------
                           Its: Treasurer
                               -------------------------------------------------


                           KASPIA SYSTEMS, INC.

                           By:    /s/ Jeff Erwin, President
                              --------------------------------------------------
                           Name:  Jeff Erwin, President


                           SIGNIFICANT STOCKHOLDER

                           /s/ Jeff Erwin
                           -----------------------------------------------------
                           Jeff Erwin


                           SIGNIFICANT STOCKHOLDER

                           /s/ David Davies
                           -----------------------------------------------------
                           David Davies